Exhibit 2.1
                                                                CONFORMED COPY

                                AMENDMENT NO. 2
                                      to
                      AGREEMENT AND PLAN OF AMALGAMATION
                  (INCLUSIVE OF AN AMENDMENT TO THE WARRANT)


            Amendment, dated as of the 27th day of September, 1996, to the Agreement and Plan of Amalgamation, dated as of the first day of July, 1996, as amended on July 15, 1996 (as amended, the "Agreement") by and among Republic Industries, Inc., a Delaware corporation ("Parent"), R.I./Triangle, Ltd., a Bermuda company limited by shares and a wholly owned subsidiary of Parent ("Acquisition"), and ADT Limited, a Bermuda company limited by shares (the "Company"), which Amendment includes an amendment to the Common Share Purchase Warrant issued by the Company on July 1, 1996. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Agreement.

            WHEREAS, Parent, Acquisition, and the Company are parties to the Agreement;

            WHEREAS, Parent, Acquisition and the Company desire to terminate the Agreement;

            WHEREAS, Parent and the Company desire to amend the Warrant previously issued to Parent by the Company;

            NOW, THEREFORE, in consideration of the premises hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. Termination. (a) The parties hereby terminate the Agreement pursuant to Section 7.1(a) thereof.

                  (b) The parties acknowledge that the effects of the termination of the Agreement shall be as provided in Section 7.2 of the Agreement and that none of the parties has breached any material provision of the Agreement prior to the date hereof.

            2. Amendment to Warrant. Parent and Company agree that the Warrant shall be amended by adding the following new Section 24:

"24. Restrictions relating to Persons interested in 10% or more of the shares of the Company. Notwithstanding any other provision of this Warrant and in addition and without prejudice to all other restrictions contained herein:

            (a) the Company shall not be required to issue shares of Common Stock (or Other Securities) pursuant to any obligation contained in this Warrant and no shares shall be deemed to have been issued under this Warrant to any Person who has acquired interests in shares in the Company (other than interests acquired by virtue of the holding of this Warrant) which amount to 10% or more of the issued share capital of any class of the Company; and

            (b) save pursuant to the procedures described in Section 13 above, no Common Stock (or Other Securities) issued to Parent Co. or any of its Affiliates or nominees upon exercise of this Warrant shall be knowingly sold, assigned or otherwise transferred to any Person who Parent Co. has reasonable cause to believe (after reasonable enquiry, which shall include enquiry of the Company) has acquired interests in shares of the Company which amount to 10% or more of the issued share capital of any class of the Company and, for the purposes of the above, the phrase "interests in shares" shall be construed in the same manner as if it were being construed for the purposes of and in accordance with Bye-Law 46 of the Company's Bye-Laws and shall include interests in shares of any Person deemed to be acting in concert within the meaning of those Bye-Laws."


            3. References. All references to the "Agreement" in this Amendment shall mean the Agreement as previously amended and as amended hereby. All references to the "Warrant" in this Amendment shall be deemed to refer to the Warrant as amended by this Amendment. Except as expressly amended hereby, the terms and conditions of the Warrant shall remain in full force and effect.

            4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Bermuda without regard to principles of conflicts of laws.

            5. Counterparts. This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

            IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment as of the date first above written.


                                    REPUBLIC INDUSTRIES, INC.



                                    By: /s/ Steven R. Berrard
                                        ---------------------
                                        Name: Steven R. Berrard
                                        Title: Vice President  [SEAL]



                                    R.I./TRIANGLE, LTD.



                                    By: /s/ Thomas W. Hawkins
                                        ----------------------
                                        Name:  Thomas W. Hawkins
                                        Title: Senior Vice President  [SEAL]




                                    ADT LIMITED




THE COMMON SEAL                )    By: /s/ M.A. Ashcroft
OF ADT LIMITED                 )        Name: M.A. Ashcroft
WAS HEREUNTO AFFIXED           )        Title: Director
IN THE PRESENCE OF:            )
                                    By: /s/ S.J. Ruzika
                                        Name: S.J. Ruzika
                                        Title: Director